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                                                                    EXHIBIT 99.1


                               [GBC LETTERHEAD]


            GBC SUCCESSFULLY ISSUES $150 MILLION OF 10-YEAR NOTES


        Northbrook, IL, May 21, 1998 -- General Binding Corporation (Nasdaq:
GBND) announced today that it has successfully completed the placement of $150 million of senior subordinated notes through a Rule 144A offering. The notes bear a coupon of 9.375% and will mature on June 1, 2008. The transaction is expected to close on May 27, 1998. The notes carry a rating of "B2" from Moody's Investors Service and "B" from Standard & Poor's Corp.

        The net proceeds from the notes will be used to repay $60 million of indebtedness to Lane Industries, Inc., an affiliate, which was used to partially finance GBC's recent acquisition of Ibico AG, and to repay approximately $85 million of indebtedness outstanding under GBC's revolving credit facility. The lead manager on the subordinated note issue was BT Alex. Brown, and the co-managers were CIBC Oppenheimer, ABN Amro Incorporated, First Chicago Capital Markets, Inc. and Nesbitt Burns Securities Inc.

        "This note offering is GBC's first entry into the long-term capital markets, and it represents an opportunity for a well-established company like GBC with strong brand names, leading market positions, strong cash flows and long-term relationships with well-known customers to issue long-term debt at an historically attractive rate," said President and Chief Executive Officer Govi Reddy. "We are pleased to be able to issue these securities which help diversify our funding sources and provide financial flexibility to capitalize on our growth opportunities."

        GBC is an innovative global technology leader in document finishing, film lamination, visual communications products and paper shredders. GBC's products are marketed in more than 115 countries under the GBC, Quartet, Ibico, VeloBind, Shredmaster, Bates, Sickinger, Pro-Tech, Fordigraph and U.S. RingBinder brand names and are used in the commercial, business, education, home office and govenment markets.

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        One GBC Plaza * Northbrook, Illinois 60062-4195 * 847/272-3700